EXHIBIT 10.18

QUALCOMM INCORPORATED

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Article I
INTRODUCTION
1.1History. Qualcomm Incorporated (the “Company”) previously established the Qualcomm Incorporated Voluntary Executive Retirement Contribution Plan (the “ERC”) and the Qualcomm Incorporated Executive Retirement Matching Contribution Plan (the “ERMCP”), both non-qualified deferred compensation plans for a select group of management or highly compensated employees of the Employer, and both originally effective as of December 1, 1995. The Company consolidated the ERC with and into the ERMCP effective as of October 1, 2008, and has amended and restated the ERMCP in its entirety effective as of December 30, 2008, April 1, 2009, and January 1, 2011. The ERMCP was amended and restated effective September 30, 2013, and the name of the ERMCP was changed to the Qualcomm Incorporated Non-Qualified Deferred Compensation Plan effective as of such date. Thereafter, the Plan was previously amended and restated effective September 29, 2014, September 25, 2015, February 13, 2019, and January 1, 2021. This amendment and restatement of the Plan is effective September 1, 2025.
Article II
DEFINITIONS
2.1“Account(s)” means the book entry account(s) established under the Plan for each Participant to which are credited the Participant’s Basic Deferrals, Bonus Deferrals, Performance-Based Compensation Deferrals, Matching Contributions, Discretionary Company Contributions and any Investment Returns with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) from the Plan and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan. Separate Subaccounts may be established under the Plan as set forth herein. As the context may require, “Account” shall also refer to such Subaccounts.
2.2“Affiliate” means any entity which controls, is controlled by or is under common control with the Company.
2.3“Base Salary” means the annual base salary to be paid by the Employer, including taxable family time off payments and taxable disability payments, without regard to Basic Deferrals hereunder. Base Salary shall not include, unless specifically authorized by the Company, bonuses, overtime, distributions from this Plan, commissions, the value of any proceeds from the exercise of any qualified or non-qualified stock option, stock appreciation right, restricted stock award, restricted stock unit, performance share, performance unit, deferred compensation award, or other stock-based award, the proceeds from any stock purchase right under the Company’s employee stock purchase plans, incentive payments, non-monetary awards, auto allowances or any other form of compensation, whether taxable or non-taxable.
2.4“Basic Deferral(s)” means the percentage of a Participant’s Base Salary and/or Director Fees which the Participant elects to defer pursuant to Section 4.1 of the Plan.
2.5“Benchmark Fund(s)” means one or more of the mutual funds or contracts selected by the Committee pursuant to Article 6 of the Plan.
2.6“Beneficiary(ies)” means the beneficiary(ies) designated by the Participant who are entitled to receive any distributions from the Plan payable upon the death of the Participant.
2.7“Benefit(s)” means the total of the vested amount(s) credited to a Participant’s Account or Subaccount(s), as applicable.

2.8“Board of Directors” or “Board” means the Company’s Board of Directors.
2.9“Bonus” means any cash bonus payable to an Eligible Employee under a bonus program maintained by the Employer which the Company determines may be subject to an Election, determined without regard to any Bonus Deferral.
2.10“Bonus Deferral” means the percentage of a Participant’s Bonus which the Participant defers pursuant to Section 4.2 of the Plan.
2.11“Cause” for a Participant’s termination of employment shall have occurred where a Participant’s employment is terminated because of: (i) theft, dishonesty, or falsification of any documents or records of the Company or any of its Subsidiaries; (ii) improper use or disclosure of the confidential or proprietary information of the Company or any of its Subsidiaries; (iii) any action which, in the sole discretion of the Committee, has a detrimental effect on the reputation or business of the Company and its Subsidiaries; (iv) failure or inability (other than by reason of mental or physical incapacity) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of any employment or service agreement between the Participant and the Company or any of its Subsidiaries, which breach is not cured pursuant to the terms of such agreement; (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties; or (vii) violation of a material policy of the Company or any of its Subsidiaries.
2.12“Change in Control” shall have the meaning set forth in the Company’s 2016 Long-Term Incentive Plan.
2.13“Code” means the Internal Revenue Code of 1986, as amended.
2.14“Committee” means the U.S. Retirement Committee composed of such individuals as shall be determined by the Company’s Executive Vice President, Human Resources, or such other officer serving in that capacity.
2.15“Common Stock” means the common stock of the Company, par value $0.0001 per share.
2.16“Company” means Qualcomm Incorporated, a Delaware corporation, and any successor thereto.
2.17“Compensation Committee” means the HR & Compensation Committee of the Company’s Board of Directors.
2.18“Deferrals” means, as applicable to a Participant, Basic Deferrals, Bonus Deferrals and/or Performance-Based Compensation Deferrals made pursuant to the terms of the Plan.
2.19“Deferral Subaccount” means a Subaccount under the Participant's Account to which Deferrals are credited for a given Plan Year.
2.20“Director Fees” shall mean all fees and retainers, including meeting fees, paid in cash to Non-Employee Directors of the Company, and specifically excludes any annual board retainer paid in stock units.
2.21“Disability” means, to the extent applicable and determined in accordance with Code Section 409A, a determination that the Participant, (a) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability insurance policy covering the Participant, or, (b) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
2.22“Discretionary Company Contribution” means a Company contribution awarded to an Eligible Employee pursuant to Section 4.6 of the Plan.
2.23“Distribution Date” means the earliest of (i) the date of the Participant’s Separation from Service or, if later, the date determined pursuant to Section 9.3.2, (ii) an applicable In-Service Distribution Date, (iii) the date of the Participant’s death or Disability, or (iv) the date of a Change in Control, as applicable. Notwithstanding the foregoing, in the event a distribution to a Specified Employee is subject to the six-month delay of payment described in Section 9.6, the Distribution Date shall be the date that is six (6) months and ten (10) days after the date of Separation from Service. With respect to distributions made in installments, the Distribution Date with respect to any installment following the initial installment shall be the applicable monthly, quarterly or annual date corresponding in each of the following months, quarters or years in which an installment payment is to be made.
2.24“Effective Date” means September 29, 2014, except as otherwise provided herein.
2.25“Election(s)” means the form or forms on which a Participant: (i) elects to make Deferrals, (ii) elects a Distribution Date for all or a portion of his or her Plan Benefits, (iii) elects the method by which all or a portion of his or her Benefits will be distributed; and (iv) specifies his or her Beneficiary(ies) under the Plan. Elections shall include changes made pursuant to Sections 9.3.2 and 9.4.2. An Election shall be in such form or forms as may be prescribed by the Company, including specifically an electronic form.
2.26“Eligible Employee” means an employee of the Employer who is a member of a select group of management or highly compensated employees and who has been designated as eligible to participate in the Plan in accordance with Article 3 of the Plan.
2.27“Eligible RSUs” means any Company restricted stock unit award that is granted to a Participant in respect of an Eligible Target Bonus Amount.
2.28“Eligible Target Bonus Amount” means the applicable fiscal year target cash bonus amount that would have otherwise been eligible to be paid in cash that the Company elects to instead award in the form of Eligible RSUs.
2.29“Employer” means the Company and any other Affiliate of the Company that makes the Plan available for participation by its Eligible Employees.
2.30“Fair Market Value” shall have the same meaning given such term in the LTIP.
2.31“In-Service Distribution Date” means the date prior to a Separation from Service chosen by the Participant pursuant to an Election made under Article 9 of the Plan, as the same may be modified pursuant to Section 9.3.2 or Section 9.4.2. With respect to distributions made in installments, the In-Service Distribution Date with respect to any installment following the initial installment shall be the applicable monthly, quarterly or annual date corresponding in each of the following months, quarters or years in which an installment payment is to be made.

2.32“Investment Return” means the investment return or loss determined in accordance with Article 6 of the Plan, which shall be credited to Participants’ applicable Subaccounts pursuant to the terms of the Plan.
2.33“Involuntary Termination” means any termination of a Participant’s employment that is initiated by the Company or a Subsidiary for reasons other than for Cause and which is not due to the Participant’s death or Disability. An Involuntary Termination does not include a termination of a Participant’s employment due to the Participant’s resignation for any reason. For the avoidance of doubt, an Involuntary Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its Subsidiaries, or (ii) the sale, transfer or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment by a Participant to a third party in connection with a sale, transfer or other disaffiliation of the assets or business of the Company or any of its Subsidiaries.
2.34“LTIP” shall mean the Qualcomm Incorporated 2006 Long-Term Incentive Plan, as amended, the Qualcomm Incorporated 2016 Long-Term Incentive Plan, as amended, or any successor thereto, as applicable.
2.35“Matching Contributions” means the Company’s matching contributions to the Plan on behalf of an Eligible Employee who is a Participant, as determined in accordance with Section 4.5 of the Plan.
2.36“Non-Employee Director” means a director who is not an Employee.
2.37“Open Enrollment Period” means such period as the Company may specify for Participants to submit an Election to make Deferrals under the Plan. The Open Enrollment Period shall begin on the date selected by the Company and end no later than (i) with respect to Basic Deferrals for any Plan Year, the December 31 before the first day of such Plan Year; (ii) with respect to Bonus Deferrals, the day before the first day of the period for which the Bonus may be earned; (iii) with respect to Performance-Based Compensation Deferrals, the date that is six months before the end of the applicable performance period, provided the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is made and, provided, further that in no event may a Performance-Based Compensation Deferral Election be made after such Performance Based Compensation has become readily ascertainable within the meaning of Section 1.409A-2(a)(8) of the Treasury Regulations; and (iv) with respect to an Eligible Employee or Non-Employee Director who first becomes eligible to participate in the Plan, the date that is no later than thirty (30) days after first becoming an Eligible Employee or Non-Employee Director, provided that an Election may be made only with respect to Base Salary or Director Fees (as applicable) paid for services performed in and after the first payroll period beginning after the thirty (30) -day period in which such Election may be made and, provided further, that no Bonus Deferral may be made with respect to any Bonus after the first day of the period for which such Bonus may be earned.
2.38“Participant” means an Eligible Employee or Non-Employee Director who becomes a Participant in the Plan as provided in Article 3.
2.39“Performance-Based Compensation” means any cash compensation paid to an Eligible Employee which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, determined without regard to any Performance-Based Compensation Deferral and in accordance with Code Section 409A.

2.40“Performance-Based Compensation Deferral” means the percentage of a Participant’s Performance-Based Compensation which the Participant defers pursuant to Section 4.2 of the Plan.
2.41“Plan” means this Qualcomm Incorporated Non-Qualified Deferred Compensation Plan as set forth herein.
2.42“Plan Year” means the 12 consecutive month period beginning on each January 1 and ending on the following December 31.
2.43“Retirement” means the Participant’s Separation from Service with the Employer after attaining the earlier of: (i) age sixty-five (65) or (ii) age sixty-two and one-half (62 1/2) with at least ten (10) Years of Service.
2.44“Separation from Service” means separation from service as defined in Section 409A of the Code and the regulations issued thereunder for any reason other than death. A Participant will be presumed to have had a Separation from Service where the level of bona fide services performed by such individual decreases to a level that is less than or equal to 20% of the average level of bona fide services performed in the 36-month period immediately preceding the Separation from Service. Subject to the foregoing and the requirements of Section 409A of the Code and the regulations issued thereunder, the Company, in its discretion, shall determine whether a Participant has had a Separation from Service and the effects thereof.
2.45“Specified Employee” means any Participant who, as of the date of Separation from Service, is a key employee of the Employer by reason of meeting the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on the last day of the Plan Year, or such other date as may be established by the Company in a separate document applicable to all deferred compensation plans sponsored by the Company.
2.46“Subaccount(s)” means the subaccount(s) established within a Participant’s Account with respect to the various types of Deferrals and Company contributions and Elections made under the Plan.
2.47“Subsidiary” means any company (including, for the avoidance of doubt and without limitation, any joint venture), which is at least 50 percent owned, directly or indirectly, by the Company.
2.48“Total Adjusted Compensation” for a Plan Year means the sum of the Total Compensation plus the Eligible Target Bonus Amount for such Plan Year.
2.49“Total Compensation” for a Plan Year means wages as defined in Section 3401(a) of the Code, any annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, and all other payments of compensation to an Eligible Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Eligible Employee a written statement under Section 6041(d) or Section 6051(a)(3) of the Code for such Plan Year, excluding the following items: any bonus other than an annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, commissions, the value of a qualified, incentive or non-qualified stock option, stock appreciation right, restricted stock award, restricted stock unit, performance share, performance unit, deferred compensation award, or other stock-based award, granted to the Eligible Employee by the Company to the extent such value is includable in the Eligible Employee’s taxable income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits (which for this purpose do not include taxable family time off payments and taxable short term disability payments), but including amounts that are not includable in the gross income of the Eligible Employee under a salary reduction agreement by reason of the application of Section 125, 402(e)(3), 402(h), or 403(b) of the Code or by reason of an election of the Eligible Employee to defer amounts of Base Salary under this Plan. Total Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).
2.50“Trust” means the legal entity created by the Trust Agreement(s).
2.51“Trust Agreement” means the trust agreement entered into between the Company and the Trustee(s) to hold assets with respect to this Plan.
2.52“Trustee(s)” means the person(s) or entity named as Trustee(s) in the Trust Agreement established to hold assets with respect to this Plan and any duly appointed and acting successor Trustee(s) appointed pursuant to the terms of the Trust Agreement.
2.53“Year of Service” means each 12 consecutive month period of completed service with the Employer in the capacity of an employee or a member of the Board.
Article III
ELIGIBILITY AND PARTICIPATION
3.1Eligibility to Participate. Participation in the Plan shall be limited to Non-Employee Directors and those Eligible Employees selected by the Executive Vice President, Human Resources of the Company and notified as to their eligibility to participate in the Plan.
3.2Commencement of Participation. Participation in the Plan is voluntary. An Eligible Employee or Non-Employee Director may begin participation in the Plan upon the execution and submission of an Election during the applicable Open Enrollment Period.
Article IV
DEFERRALS AND CONTRIBUTIONS
4.1Basic Deferrals.
4.1.1An Eligible Employee or Non-Employee Director may elect to reduce his or her Base Salary or Director Fees, as applicable, by the percentage of Base Salary or Director Fees, as applicable, set forth in an Election filed in the manner prescribed by the Company, subject to the provisions of this Article 4. Basic Deferrals shall not be paid to the Participant, but shall be withheld from amounts otherwise payable to the Participant, and an amount equal to the Basic Deferrals for the Plan Year shall be credited to the Participant’s Basic Deferral Subaccount under the Plan.
4.1.2The Election to make Basic Deferrals must be filed in the manner prescribed by the Company during the Open Enrollment Period for the Plan Year to which such Election applies. A Participant’s Election with respect to Basic Deferrals shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Each Election to make Basic Deferrals shall apply only to Base Salary or Director Fees, as applicable, earned after the effective date of such Election. Elections with respect to Basic Deferrals, once made, shall be irrevocable for the Plan Year.
4.2Bonus Deferrals and Performance-Based Compensation Deferrals.
4.2.1An Eligible Employee may elect to defer a percentage of any Bonus and/or Performance-Based Compensation as set forth in an Election filed in the manner prescribed by the Company, subject to the provisions of this Article 4. Such Bonus Deferrals and/or Performance-Based Compensation Deferrals shall not be paid to the Participant, but shall be withheld from the amounts otherwise payable to the Participant and credited to the Participant’s applicable Deferral Subaccount under the Plan.
4.2.2The Bonus Deferral Election and/or Performance-Based Compensation Deferral Election must be filed in the manner prescribed by the Company during the applicable Open Enrollment Period. A Bonus and/or Performance-Based Compensation Deferral Election shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Elections with respect to Bonus Deferrals and Performance-Based Compensation Deferrals, once made, shall be irrevocable for the applicable fiscal year or performance period.
4.3Maximum Deferrals; Cash Deferrals Only. Subject to such further limits as the Company may establish in its sole discretion:
(a)For Plan Years commencing prior to January 1, 2026, an Eligible Employee may not defer Base Salary in an amount that exceeds 60% of Base Salary determined prior to any reductions for tax withholding amounts (including, but not limited to, FICA and FUTA taxes), contributions to the Company’s 401(k) Plan, employee stock purchase plan(s), or Code Section 125 plan or other amounts that may reduce or be subtracted from Base Salary. For Plan Years commencing on and after January 1, 2026, an Eligible Employee may not defer Base Salary in an amount that exceeds 85% of Base Salary determined prior to any reductions for tax withholding amounts (including, but not limited to, FICA and FUTA taxes), contributions to the Company’s 401(k) Plan, employee stock purchase plan(s), or Code Section 125 plan or other amounts that may reduce or be subtracted from Base Salary.
(b)An Eligible Employee may not defer Bonus and/or Performance-Based Compensation in an amount that exceeds 85% of Bonus and/or Performance-Based Compensation determined prior to any reductions for tax withholding amounts (including, but not limited to, FICA and FUTA taxes), contributions to the Company’s 401(k) Plan, employee stock purchase plan(s), or Code Section 125 plan or other amounts that may reduce or be subtracted from Bonus and/or Performance-Based Compensation.
(c)A Director may elect to defer up to 100% of his or her cash Director Fees.
(d)Notwithstanding anything herein to the contrary, no Participant shall be permitted to defer stock-based compensation under the Plan.
4.4No Withdrawal. Except as otherwise set forth herein, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.
4.5Matching Contributions. The Company will credit Matching Contributions to the Matching Contribution Subaccount of an Eligible Employee for a Plan Year if (a) the Company has determined that the Eligible Employee is among those designated as eligible to receive a Matching Contribution; and either (b) the Eligible Employee is actively employed by the

Employer on the first day following the end of such Plan Year, or (c) the Eligible Employee’s employment with the Employer is terminated during the Plan Year by the Employer without Cause. The Matching Contribution shall be equal to fifty percent (50%) of the Eligible Employee’s Deferrals credited to his or her Account for the Plan Year; provided, however, that the total Matching Contribution credited to the Matching Contribution Subaccount of any Eligible Employee for any Plan Year shall not exceed 8% of such Eligible Employee’s Total Compensation for the applicable Plan Year. Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2016, the Matching Contribution shall be equal to twenty-five percent (25%) of the Eligible Employee’s Deferrals credited to his or her Account for the Plan Year; provided, however, that: (i) for such Plan Years beginning on and after January 1, 2016 and ending on or before December 31, 2025, the total Matching Contributions credited to the Matching Contribution Subaccount of any Eligible Employee for the Plan Year shall not exceed 4% of such Eligible Employee’s Total Compensation for that Plan Year, and (ii) for such Plan Years beginning on and after January 1, 2026, the total Matching Contributions credited to the Matching Contribution Subaccount of any Eligible Employee for the Plan Year shall not exceed 4% of such Eligible Employee’s Total Adjusted Compensation for that Plan Year.
All Matching Contributions to the Plan with respect to Plan Years beginning before January 1, 2014, shall be credited to an Eligible Employee’s Matching Contribution Subaccount solely in the form of shares of the Company’s Common Stock. All Matching Contributions to the Plan with respect to Plan Years beginning on and after January 1, 2014, shall be credited to an Eligible Employee’s Matching Contribution Subaccount in the form of cash unless the Compensation Committee, in its sole discretion, determines that Matching Contributions shall be credited in the form of shares of the Company’s Common Stock. To the extent the Compensation Committee determines that Matching Contributions will be credited in shares of the Company’s Common Stock, for purposes of converting a Company Matching Contribution from a dollar value to a number of shares of the Company’s Common Stock, the Fair Market Value of the Company’s Common Stock shall be the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of the applicable calendar year or, with respect to an Eligible Employee whose employment is terminated by the Employer without Cause during the Plan Year, the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of his or her employment.
4.6Discretionary Company Contributions.
4.6.1From time to time the Company may, as recommended by the Compensation Committee in its complete discretion, credit to an Eligible Employee’s Account a Discretionary Company Contribution, in such amounts and at such times as the Compensation Committee may determine. Such Discretionary Company Contributions may be denominated in cash or shares of Company Common Stock, as determined by the Compensation Committee. The Company shall be under no obligation to continue to make Discretionary Company Contributions and may discontinue such contributions at any time.
4.6.2Continuing until such time as the Compensation Committee may determine in its discretion that such Discretionary Company Contributions shall thereafter cease, the Company shall make Discretionary Company Contributions to the Plan with the following terms (the “Approved Discretionary Contributions”):
4.6.2.1The Company will credit Approved Discretionary Contributions to the Discretionary Company Contributions Subaccount of an Eligible Employee for a Plan Year if with respect to such Plan Year: (i) the Company has determined that the Eligible Employee is among those designated as eligible to receive Matching Contributions; (ii) the Eligible Employee has made a Bonus Deferral for such Plan Year; (iii) the Eligible Employee received Eligible RSUs in lieu of an Eligible Target Bonus Amount for such Plan Year, and either (iv) the Eligible Employee is actively employed by the Employer on the first day following the end of such Plan Year, or (v) the Eligible Employee’s employment with the Employer is terminated during the Plan Year by the Employer without Cause (making such termination a “Qualifying Termination”).
4.6.2.2If the Eligible Employee is actively employed by the Employer on the first day following the end of the Plan Year, the Approved Discretionary Contribution for the Eligible Employee for such Plan Year shall be equal to twenty-five percent (25%) of the Eligible Employee’s Bonus Deferrals that would have otherwise been credited to his or her Account pursuant to such Eligible Employee’s Bonus Deferral for the Plan Year if the Eligible Employee had received his or her Eligible Target Bonus Amount in a cash payment during such Plan Year that was eligible for such Bonus Deferral; provided, however that the amount of such Approved Discretionary Contribution is subject to adjustment pursuant to Sections 4.6.2.4 and 4.6.2.5.
4.6.2.3 If the Eligible Employee’s employment with the Employer is terminated during the Plan Year due to a Qualifying Termination, the Approved Discretionary Contribution for the Eligible Employee for such Plan Year shall be equal to the amount obtained by multiplying: (i) twenty-five percent (25%) of the Eligible Employee’s Bonus Deferrals that would have otherwise been credited to his or her Account pursuant to the Bonus Deferral for the Plan Year if the Eligible Employee had remained employed by the Employer on the first day following the end of the Plan Year and received his or her total Eligible Target Bonus Amount in a cash payment during such Plan Year, by (ii) the applicable percentage of the Eligible RSU that was eligible to vest solely during such Plan Year and which had vested during such Plan Year prior to such Qualifying Termination, if any; provided, however that the amount of such Approved Discretionary Contribution is subject to adjustment pursuant to Sections 4.6.2.4 and 4.6.2.5.
4.6.2.4In all cases, the total Approved Discretionary Contribution credited to the Discretionary Contribution Subaccount of any Eligible Employee for such Plan Year combined with the sum of the Matching Contributions for such Eligible Employee for such Plan Year shall not exceed 4% of the sum of such Eligible Employee’s Total Adjusted Compensation for that Plan Year. If the Eligible Employee is actively employed by the Employer on the first day following the end of the Plan Year, the Approved Discretionary Contributions for such Eligible Employee shall be credited to the Eligible Employee’s account in the January first following the end of the applicable Plan Year. If the Eligible Employee is terminated in a Qualifying Termination during the Plan Year, any Approved Discretionary Contributions for such Eligible Employee shall be made within thirty (30) days following the date of the Qualifying Termination.
4.6.2.5To the extent an Eligible Employee is eligible for Matching Contributions and Approved Discretionary Contributions for a Plan Year and is terminated in a Qualifying Termination during the Plan Year, the Eligible Employee’s Matching Contributions and Approved Discretionary Contributions shall be calculated in such manner that maximizes their applicable aggregate combined amounts, subject to the limitations of 4.6.2.4.
4.6.2.6All Approved Discretionary Contributions to the Plan shall be credited to an Eligible Employee’s Discretionary Contribution Subaccount in the form of cash unless the Compensation Committee, in its sole discretion, determines that the Approved Discretionary Contributions shall be credited in the form of shares of the Company’s Common Stock. To the extent the Compensation Committee determines that Approved Discretionary Contributions will be credited in shares of the Company’s Common Stock, for purposes of converting Approved Discretionary Contributions from a dollar value to a number of shares of the Company’s Common Stock, the Fair Market Value of the Company’s Common Stock shall be the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of the applicable calendar year or, with respect to an Eligible Employee whose employment is terminated by the Employer without Cause during the Plan Year, the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of his or her employment.
4.6.3From time to time the Company may, as recommended by the Compensation Committee in its complete discretion, credit to an Eligible Employee’s Account a Discretionary Company Contribution, in such amounts and at such times as the Compensation Committee may determine. Such Discretionary Company Contributions may be denominated in cash or shares of Company Common Stock, as determined by the Compensation Committee. The Company shall be under no obligation to continue to make Discretionary Company Contributions and may discontinue such contributions at any time.
4.7Adjustments. Shares to be issued under the Plan are reserved for issuance under the LTIP, and shall be subject to adjustment in the event of a change in the Company’s capital structure, in accordance with Section 4.2 of the LTIP.
Article V
ACCOUNTS
Accounts; Subaccounts. Separate Accounts and Subaccounts shall be established and maintained for each Participant in accordance with the terms of the Plan. Each Participant’s applicable Subaccounts shall be credited with the Participant’s Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals, Matching Contributions and Discretionary Company Contributions, if any. Participants’ Accounts shall be credited (or debited) with the applicable Investment Return as set forth in Article 6. Participants’ Accounts shall be reduced by losses, distributions and any other charges which may be imposed on the Accounts pursuant to the terms of the Plan.
Article VI
PLAN INVESTMENTS AND EARNINGS ON PARTICIPANTS’ ACCOUNTS
6.1Investment of Matching Contributions and Discretionary Company Contributions Credited in Stock.
6.1.1As set forth in Article 4, each Participant’s Matching Contributions and Discretionary Company Contributions Subaccount (to the extent a contribution is denominated in Company Common Stock) shall be credited to the Participant’s Account in shares of the Company’s Common Stock, and shall be accounted for and reported in terms of shares of the Company’s Common Stock.
6.1.2Effective September 27, 2010, if the Board declares a cash dividend on the shares of the Company’s Common Stock, as of the first business day following the dividend payment date with respect to such cash dividend, the Company shall credit a cash amount equal to such per-share cash dividend with respect to each share of Company Common Stock credited to a Participant’s Matching Contributions and/or Discretionary Contributions Subaccount as of the dividend declaration date for such cash dividend. All such cash amounts shall be credited to the Subaccount and be subject to the same terms and conditions relating to vesting and payment as the corresponding shares of Company Common Stock credited to that Subaccount and be deemed to be invested in a money market fund or similar investment as of the first trading day after the dividend payment date with respect to such cash dividend, provided, however, that a Participant may at any time elect to reinvest any such amounts deemed invested in a money market fund or similar investment in any other Benchmark Fund specified under Section 6.2.2, but only after the fund is added to the recordkeeping system.
6.2Investment of Deferrals, Matching Contributions and Discretionary Company Contributions Denominated in Cash.
6.2.1The Committee may designate the particular funds or contracts which shall constitute the Benchmark Funds with respect to Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals, Matching Contributions and Discretionary Company Contributions awarded in cash, and the Committee may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Company shall notify Participants of any such change prior to the effective date of the change.
6.2.2Each Participant may select among the Benchmark Funds and specify the manner in which each of his or her applicable Subaccounts shall be deemed to be invested, solely for purposes of determining the Participant’s Investment Return. The Company shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.
6.2.3The Investment Return is based on the asset unit value, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by the Committee. The Investment Return may be negative if the applicable Benchmark Fund(s) sustain a loss. The Investment Return shall be credited (or debited) monthly, or more frequently as the Company may specify.
Article VII
BENEFICIARIES
A Participant shall have the right to designate on an Election prescribed by the Company one or more Beneficiaries to receive any Benefits due under the Plan in the event of the Participant’s death.
If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary shall predecease the Participant, then the Participant’s Beneficiary shall be the Participant’s surviving spouse. In the event there is no surviving spouse, the Participant’s Beneficiary shall be the Participant’s estate.
The Participant shall have the right at any time to revoke a previous Beneficiary designation and to substitute one or more other Beneficiary(ies); provided, however, that the most recent Beneficiary Designation received prior to a Participant’s death shall supersede all prior Beneficiary designations made under the Plan.
Article VIII
VESTING
8.1Vesting of Deferrals. All Deferrals credited to a Participant’s Account shall always be 100% vested.

8.2Vesting of Matching and Discretionary Company Contributions. A Participant’s Matching and Discretionary Company Contribution Subaccounts shall vest in accordance with whichever one of the following vesting schedules results in the largest vested balance in the Participant’s Account.
8.2.1One hundred percent (100%) shall be vested upon the Participant’s death, Disability, Involuntary Termination or completion of two (2) Years of Service.
8.2.2A Participant shall be partially or fully vested in the discretion of the Compensation Committee, so long as no acceleration of vesting results in an acceleration of payment prohibited under Section 409A of the Code.
8.2.3A Participant shall be one hundred percent (100%) vested upon a termination of employment which constitutes a Qualified Termination under either the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan or the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as applicable to the Participant.
8.3Amounts credited to a Participant which are not vested at the time that the Participant has a Separation from Service with the Employer shall be forfeited. A Participant who forfeits any such amounts shall have no rights to the restoration of such amounts in the event that he or she once again becomes eligible to participate in the Plan.
Article IX
BENEFIT DISTRIBUTIONS
9.1Benefit Amount. The value of the Participant’s Benefit to be distributed pursuant to the Plan shall be based on the vested value of the Participant’s Subaccount(s) on the applicable Distribution Date, subject to valuation adjustments between such date and the payment date as provided in Section 9.2. Distributions from a Participant’s Matching Contributions or Discretionary Company Contributions Subaccount credited as shares of Company Common Stock shall be paid in whole shares of the Company’s Common Stock.
9.2Timing of Distributions. Benefits shall be paid within sixty (60) days following the applicable Distribution Date. Notwithstanding the foregoing, distributions may be delayed to the extent permitted by Section 409A of the Code and the regulations issued thereunder.
9.3Methods of Distribution.
9.3.1Distribution Methods – Initial Elections.
(a)Effective for Basic Deferrals for Plan Years beginning before the Effective Date, Bonus Deferrals for fiscal years beginning before the Effective Date, the Matching Contributions credited with respect to such Deferrals, and any earnings thereon, a Participant’s Benefit relating to such amounts shall be paid in a single lump sum payment, unless the Participant specifies in an initial Election that (1) a distribution of Deferrals made pursuant to such Election and any Matching Contributions credited with respect to such Election in the event of Retirement or Disability or (2) a distribution of Deferrals made pursuant to such Election (but not any Matching Contributions credited with respect to such Election) upon an In-Service Distribution Date shall be paid in quarterly or annual installment payments of substantially equal amounts over a period as provided below:

Reason for Distribution	Installment Period

Retirement	1 to 10 Years

Disability	1 to 10 Years

In-Service Distribution Date(s)	2/3/4/5 Years

Notwithstanding the foregoing, with respect to Elections made on or after January 1, 2013, only annual installments shall be available.
(b)Effective for Basic Deferrals for Plan Years beginning after the Effective Date, Bonus Deferrals for fiscal years beginning on or after the Effective Date, the Matching Contributions credited with respect to such Deferrals, and any earnings thereon, a Participant’s Benefit relating to such amounts shall be paid in a single lump sum payment, unless the Participant specifies in an initial Election that (1) a distribution of Deferrals made pursuant to such Election (and any Matching Contributions credited with respect to such Election) in the event of Separation from Service (including Separation from Service due to Retirement) or Disability or (2) a distribution of Deferrals made pursuant to such Election (but not any Matching Contributions credited with respect to such Election) upon an In-Service Distribution Date shall be paid in annual installment payments of substantially equal amounts over a period as provided below:

Reason for Distribution	Installment Period

Separation from Service	1 to 10 Years

Disability	1 to 10 Years

In-Service Distribution Date(s)	2/3/4/5 Years

(c)Notwithstanding anything herein to the contrary, Participants shall not be entitled to elect an In-Service Distribution Date with respect to their Matching Contribution and Discretionary Company Contribution Subaccounts. Any Matching Contribution or Discretionary Company Contribution that vests pursuant to Section 8.2.3 of the Plan after the date of a Change in Control shall be distributed upon the Participant’s subsequent Separation from Service.
(d)The Participant’s method of distribution selected in an initial Election made during an Open Enrollment Period shall remain in effect for all future similar Deferrals until changed by the Participant during a subsequent Open Enrollment Period. Effective for Basic Deferrals for Plan Years beginning on and after January 1, 2013, and Bonus Deferrals for fiscal years beginning on and after October 1, 2012, the Participant may make a separate annual distribution Election for each such Deferral amount.
(e)If, at the time of his or her Distribution Date, a Participant has failed to elect a method of distribution or a Participant who elects an installment distribution does not satisfy the requirements for the installment distribution, then such Participant’s Benefits shall be distributed in a single lump sum payment.

(f)Notwithstanding anything in the Plan to the contrary, if a Participant’s Account balance is less than $50,000 at the time elected to begin installment distributions, the Participant’s Benefit will automatically be distributed in a single lump sum.
(g)All Approved Discretionary Contributions for a Plan Year shall be distributed at the same time and in the same manner as the Matching Contributions for that Plan Year.
9.3.2Distribution Methods – Changing Method of Distribution. A Participant may change the method of distribution previously elected for Benefits by filing a new Election reflecting that change, provided that (i) the new Election must be made at least twelve (12) months in advance of the Distribution Date in effect prior to such new Election, and (ii) other than with respect to a distribution due to Disability, the initial Distribution Date applicable with respect to such new Election shall be no earlier than the fifth anniversary of the date on which such payment would otherwise have been made or begun without regard to such new Election. Subject to these requirements and the requirements of Treas. Reg. Section 1.409A-2(b), the Participant may change the method of distribution from a lump sum to installments, from installments to a lump sum, and from one term of installments to a different term of installments that is available for the reason for distribution. No Election may accelerate the date that any distribution would be made from the Plan.
9.3.3Reemployed After Installments Begin. If a former Participant is reemployed after having begun to receive installment distributions from the Plan, then such former Participant, upon once again becoming an Eligible Employee, may begin a new period of participation in the Plan; provided, however, that the installment distributions previously commenced will continue to be paid to the Participant over the specified installment period.
9.4Special Rules for Election of In-Service Distribution Date.
9.4.1Initial Election. Upon filing an Election to make Deferrals for any Plan Year during Open Enrollment, a Participant may specify In-Service Distribution Date(s) for all of a portion of the Subaccount to which such Deferrals are credited, subject to the following:
9.4.1.1A Participant may elect one or more In-Service Distribution Date(s) for all or a portion of the Deferrals credited to such Subaccounts for the Plan Year.
9.4.1.2Any In-Service Distribution Date must be at least two (2) years after the end of the Plan Year for which the initial Election specifying such In-Service Distribution Date is made.
9.4.1.3Benefits shall be paid on the elected In-Service Distribution Date elected for such Deferrals.
9.4.2Revocation or Amendment of In-Service Distribution Election. A Participant who has elected In-Service Distribution Date(s) may revoke and/or amend the In-Service Distribution Date Election by filing a revocation or an amended Election at least twelve (12) months in advance of the initial In-Service Distribution Date specified in the Election being revoked or amended. Any amended In-Service Distribution Date must be at least five (5) years after the first scheduled In-Service Distribution Date in effect prior to such amendment. If a Participant revokes the In-Service Distribution Date Election with respect to Deferrals, the Deferrals will be paid in accordance with the distribution Election in effect with respect to those Deferrals or in a default lump sum if no distribution Election was made with respect to those Deferrals.

9.4.3Separation from Service Before First In-Service Distribution Date. If the Participant has a Separation from Service with the Employer before his or her first In-Service Distribution Date for any reason, Deferrals will be paid in accordance with the distribution Election in effect with respect to those Deferrals determined without regard to such In-Service election, or in a default lump sum if no such distribution Election was made with respect to those Deferrals.
9.4.4Separation from Service After Commencement of Installment In-Service Distributions. If the Participant has a Separation from Service with the Employer for any reason while receiving In-Service Distributions in the form of installments, the In-Service distributions shall cease and distribution of the Participant’s remaining installments will be paid in accordance with the distribution Election in effect with respect to those Deferrals determined without regard to such In-Service election, or in a default lump sum if no such distribution Election was made with respect to those Deferrals.
9.5Distribution Upon Death of Participant. If a Participant dies before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid to his or her designated Beneficiary in a single lump sum payment. If a Participant dies after installment payments have commenced, his or her remaining Account balance shall be paid to the Beneficiary in a single lump sum payment.
9.6Specified Employees. In the event of a distribution to a Specified Employee based upon such individual’s Separation from Service, to the extent necessary to comply with Code Section 409A, distributions will not commence or be made prior to the date which is six (6) months and ten (10) days after the date of Separation from Service, or if earlier, the date of death of the Specified Employee.
9.7Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article 9, and subject to the requirements of Code Section 409A, a distribution may be delayed to the extent that the Company reasonably anticipates that if the distribution were made as scheduled, the Company’s deduction with respect to such distribution would not be permitted due to the application of Code Section 162(m). Any amount which is not distributed to the Participant as a result of the foregoing shall be distributed during the Participant’s first taxable year in which the Company reasonably anticipates that if the distribution is made during such year, the deduction of such distribution will not be barred by application of Code Section 162(m).
9.8Tax Withholding. Distributions under this Article 9 shall be subject to all applicable withholding requirements for federal, state and local income or other taxes. Amounts required to be withheld pursuant to this Section 9.8 shall be taken first from distributions of cash and second, to the extent necessary to satisfy the minimum tax withholding requirements, from the proceeds of the sale of shares of Company Common Stock distributed to the Participant, which sale the Participant authorizes as a condition of participation in the Plan.
9.9Section 280G Parachute Payment. In the event that any distribution from the Plan or vesting of benefits hereunder would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such distribution or vesting of benefits shall constitute a “Payment” subject to Section 5 of the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan or the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as applicable to the Participant.
Article X
ADMINISTRATION

10.1Company Powers and Responsibilities. The Company, by action of the Company’s Executive Vice President, Human Resources or such person as he or she shall designate, shall have the power, discretion and authority to:
10.1.1Construe the Plan and any Trust Agreement(s) to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determinations of which individuals are Eligible Employees and the extent of their eligibility to participate in the Plan, which individuals are Specified Employees, and determinations related to the amounts credited to a Participant’s Account and the appropriate timing and method of Benefit payments;
10.1.2Establish reasonable rules and procedures which shall be applied to Elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;
10.1.3Establish rules, procedures and formats for the electronic administration of the Plan, including specifically the distribution of Participant communications, Elections and tax information;
10.1.4Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents and Code Section 409A;
10.1.5Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
10.1.6Take any other action required by the Company pursuant to the terms of the Plan.
10.2Committee Powers and Responsibilities. The Committee shall have the power, discretion and authority to:
10.2.1Employ such persons or organizations to perform services with respect to the responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including, but not limited to, attorneys, accountants, and benefit, financial and administrative consultants;
10.2.2Select, review and retain or change the Benchmark Funds which are used for determining the Investment Return under the Plan;
10.2.3Direct the investment of the assets of the Trust(s);
10.2.4Review the performance of the Trustee(s) with respect to the Trustee’s duties, responsibilities and obligations under the Plan and the Trust Agreement(s); and
10.2.5Take such other actions as may be necessary or appropriate to the management and investment of the assets held with respect to this Plan.
10.3Decisions of the Company or Committee. Decisions of the Company or the Committee made in good faith upon any matter within the scope of their respective authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Company or Committee shall be exercised in accordance with rules and policies as they may establish.
10.4Indemnification. To the extent permitted by law, the Company shall indemnify each member of the Committee, and any other Employee with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of his or her duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of his or her duties. Notwithstanding the foregoing, the Company shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.
10.5Claims Procedure. Benefits shall be provided from this Plan through procedures initiated by the Company, and the Participant need not file a claim. However, if a Participant or Beneficiary believes he or she is entitled to a Benefit different from the one received, then the Participant or Beneficiary may file a claim for the Benefit with the Company. A claim for Benefits shall be submitted on the prescribed form and shall be signed by the Participant or, in the case of Benefits payable after his or her death, by his or her Beneficiary.
10.5.1If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within 90 days of the date the claim is received by the Company. If special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant within the initial 90-day period.
10.5.2Notice of the denial shall set forth the following information: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation that a full review of the decision denying the claim may be requested by the claimant or his or her authorized representative by filing with the Company’s Executive Vice President, Human Resources, within 60 days after such notice has been received, a written request for such review; and (e) if such request is so filed, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing within the same 60 day period.
10.5.3The review shall be conducted by a review committee appointed by the Company’s Executive Vice President, Human Resources. The decision of the review committee shall be made promptly, and not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied wholly or in part upon review, the claimant shall be promptly given a copy of the decision. The decision shall be in writing and shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and shall be written in a manner calculated to be understood by the claimant. No further legal action may be initiated claiming Benefits under this Plan until the Claims Procedure set forth in this Article 10 is complete.
10.6Plan Expenses. All expenses of administering the Plan shall be paid out of the Trust unless those expenses are paid by the Company. The Company may allocate expenses to Participant Accounts in its reasonable discretion and may charge Plan expenses to the Accounts of separated Participants without regard to whether the Accounts of active Participants are charged such expenses.
Article XI
AMENDMENT AND TERMINATION

11.1Right to Amend. The Committee may amend any or all of the provisions of the Plan at any time, except in a manner that would materially increase the cost of the Plan to the Company, substantially change the nature and design of the Plan, change the matching contribution formula under Section 4.5 of the Plan, change the Approved Discretionary Contribution formula in Section 4.6.2 of the Plan or otherwise require the Company to make any contributions to the Plan, or cause the Plan to terminate. Members of the Committee holding the position of Committee Chair or Committee Secretary may adopt any amendment that the Committee is permitted to adopt provided such amendment or any single provision does not increase the Company’s annual cost under the Plan by more than $100,000. Notwithstanding anything herein to the contrary, only the Compensation Committee shall have the authority to adopt amendments that would materially increase the cost of the Plan to the Company, substantially change the nature and design of the Plan, change the matching contribution formula under Section 4.5 of the Plan, change the Approved Discretionary Contribution formula in Section 4.6.2 of the Plan or otherwise require the Company to make any contributions to the Plan, or cause the Plan to terminate. All parties claiming any interest under the Plan shall be bound by any amendment adopted hereunder; provided, however, that no such amendment shall deprive a Participant of a right accrued under the Plan prior to the date of the amendment, unless such an amendment is required by applicable law or deemed necessary to preserve the preferred tax treatment of the Plan.
11.2Plan Termination or Plan Suspension. The Company reserves the right, by action of the Compensation Committee, to terminate the Plan at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time, or to terminate the Plan and provide for all amounts to be distributed in a lump sum, to the extent permitted under Section 409A of the Code and the regulations issued thereunder.
11.3Successor to Company. Any corporation or other business organization which is a successor to the Company by reason of a consolidation, merger or purchase of all or substantially all of the assets of the Company, or any other Change in Control, shall have the right to become a party to the Plan by means of a resolution of the entity's board of directors or other appropriate governing body.
Article XII
PLAN TRANSFERS
12.1Transfers to Other Plans. In the event that a Participant becomes employed by any affiliated company, subsidiary corporation, parent corporation or unrelated corporation with which the Company enters into a transaction to acquire the assets or stock of such unrelated corporation, the Company shall have the right, but not the obligation, to direct the Trustee to transfer funds in an amount equal to the amount credited to such Participant’s Account (the “Transferred Account”) to a trust established under a Transferee Plan. The Company shall determine, in its sole discretion, whether such transfer shall be made and the timing of such transfer. Such transfer shall be made if, and only to the extent that, approval of such transfer is obtained from the Trustee.
12.1.1Transferee Plan. For purposes of this Section 12.1, “Transferee Plan” shall mean an unfunded, nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA maintained by any of the Company’s affiliated entities, subsidiary corporations, parent corporations or any corporation unrelated to the Company with which the Company has successfully closed a transaction in which the Company acquired the assets or the outstanding stock of such unrelated corporation.

12.2Transfers in from Other Plans. There may be transferred directly from the trustee of another nonqualified, funded, deferred compensation plan (an “Other Plan”) to the Trustee, subject to the approval of the transferor corporation maintaining the Other Plan and the Company, funds in an amount not to exceed the amounts credited to the Other Plan accounts maintained for the benefit of that Eligible Employee. Amounts transferred pursuant to this Section 12.2, and any gains or losses allocable thereto, (i) shall be accounted for separately (“Transfer Account”) from amounts otherwise allocable to the Eligible Employee under this Plan, and (ii) the Transfer Account shall be distributed in accordance with the Eligible Employee’s deferral election under the Other Plan, as such election may be amended pursuant to the terms of the Other Plan. Subsequent earnings on the amount in the Transfer Account shall be credited to a separate Account for the Eligible Employee established pursuant to this Plan and shall be determined under the Plan’s investment procedures in Article 6.
12.3Effect of Section. This Section 12 shall only be operable to the extent the Company determines and in its sole and absolute discretion at the time of any proposed transfer that such transfer will not impact the Plan and any deferred amounts in a tax disadvantageous manner under Section 409A of the Code.
Article XIII
MISCELLANEOUS
13.1No Assignment. The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered, including pursuant to domestic relations orders.
13.2No Secured Interest. The obligations of the Company to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Company. Participants are general unsecured creditors of the Company with respect to the Company’s contributions hereunder and shall have no legal or equitable interest in the assets of the Company, including any assets the Company may set aside or reserve against its obligations under this Plan.
13.3Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.
13.4No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the service of the Company or any Affiliate.
13.5Attorneys’ Fees. If the Employer, the Participant, any Beneficiary and/or successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s legal costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
13.6Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and supersedes any and all agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those set forth or provided for in this Plan.

13.7Severability. If any provision of this Plan is held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Plan, and the Plan shall be construed and enforced as if such provision had not been included. In addition, if such provision is invalid, illegal or unenforceable due to changes in applicable law or accounting requirements, the Company may amend the Plan, without the consent and without providing any advance notice to any Participant, as may be necessary or desirable to comply with changes in the applicable law or financial accounting of deferred compensation plans.
13.8Governing Law. This Plan shall be construed under the laws of the State of California, except to the extent preempted by federal law.